                                EXHIBIT (23)-1-

                        CONSENT OF INDEPENDENT AUDITORS


     We consent to incorporation by reference in the registration statement (Post-effective amendment No. 2 on Form S-3 to Form S-14 (No. 2-93037)) of Unimar Company of our report dated February 26, 1997, relating to the consolidated balance sheets of Unimar Company and subsidiaries as of December 31, 1996 and 1995 and the related consolidated statements of earnings, cash flows and changes in partners' capital for each of the years in the two year period ended December 31, 1996 and 1995, which report appears in the December 31, 1996 annual report on Form 10-K of Unimar Company.


                                                           KPMG Peat Marwick LLP




Houston, Texas
March 21, 1997